Exhibit 99.1

Medovex Corporation's Wholly-Owned Subsidiary Streamline® Prepares for New Product Introductions

Seven New Products Expected to Broaden Company’s Portfolio of Innovative Healthcare Equipment Management Solutions

ATLANTA, GA--(Marketwired - Apr 29, 2015) - Medovex Corporation (NASDAQ: MDVX), a developer of medical technology products, announced today that its wholly-owned subsidiary Streamline has developed and intends to commercialize seven new products building on the success of its flagship product the Streamline IV Suspension System (ISS™).

The Streamline ISS is a patient equipment management device that makes the management of patients and their equipment easy, safe and efficient within hospitals by combining the advantages of both a stand-alone and bed-mounted IV pole in one system.

The seven new expansion products are expected to serve the same target audience and call point for its already commercialized Streamline IV Suspension System. The expansion products capitalize on the existing base technology as a “suspension system” available on demand and used by the medical caregiver in the hospital setting.

Jarrett Gorlin, CEO of Medovex stated, “As we previously announced, it was our intention with the acquisition of Streamline to pursue expansion of our product line under its current patent portfolio. Part of our goal of unlocking Streamline’s value inside of our greater scale involves the opportunity to create other products like those announced today, which leverage ISS’s patented platform.”

Gorlin continued, “We’re pleased in such short order to have developed the framework for these new products which we expect to not only complement our ISS offering, but to further our reach and market penetration within the same clinical market seeking to maximize revenue potential.”

The new products are as follows:

●	Streamline® ICU Bed Table Suspension System - The bed table is an important part of patient and portable equipment support during the care of a patient in an ever increasingly complex ICU environment.

●	Streamline® ICU Oxygen Tank Suspension System - Oxygen is a vital therapy source for patients. The handling and transport of patients demands effective management of small oxygen tanks in a safe and effective manner. Product may require formal FDA approval.

●	Streamline® Kiddy Wagon IV Suspension System - Young children, especially those that are being treated within critical care settings need the encouraging support of mobility in a cheerful setting. The “Kiddy Wagon IV Suspension System” is expected to serve this patient population well. Product may require formal FDA approval.

●	Streamline® ICU Boom Suspension System - This product will serve patients and caregivers who are cared for in the ICU where a pendent or overhead boom device is used for management of patients and their equipment.

●	Streamline® ICU Combo Table Suspension System - The ICU combination device will provide multiple capabilities to serve the patient and care giver. This will allow for greater flexibility in the delivery of safe and effective care.

●	Streamline® Combo Power IV Suspension System - Like the ICU Combo Table product, this product is designed to provide much needed electric power to the immediate care area of the patient when transported to another part of the hospital.

●	Streamline® Wheel Chair IV Suspension System - The wheel chair is a common patient transportation vehicle in the hospital setting that requires the same attention to detail as any other patient transport.

Patrick Kullmann, President and COO stated, “This expansion set of technology offerings will further support the needs for safe patient handling for both the patient and the health care provider. We believe the new products will provide an expanding foundation of the continuum for handling patients in a variety of care settings for both adults and pediatrics. Importantly, we expect the majority of these new products have the potential of going directly to market without waiting for an FDA clearance, requiring a nominal capital investment while providing a quick to market opportunity.”

About Medovex:

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company's first pipeline product, the DenerveX device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex Corp., visit www.medovex.com

Safe Harbor Statement:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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Medovex Corp.

Jason Assad
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